Dear:

	The Board of Directors (the "Board") of The Montana Power Company and the Personnel Committee (the "Committee") of the Board have determined that it is in the best interests of the Company (as hereinafter defined) and its shareholders for the Company to enter into this agreement with you to pay you termination compensation in the event you should leave the employ of the Company under the circumstances described below.

	The Board and the Committee recognize the valuable services you render and want to assure your continued and active participation in the Company's business affairs. They also realize that the possibility of a Change of Control (as hereafter defined) of the Company is unsettling to you and other senior executives of the Company. Therefore, this agreement is being made to protect you against some of the possible consequences of a Change of Control and thereby to induce you to continue to serve the Company. In particular, the Board and the Committee believe it important, should the Company receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to contribute to the assessment of such proposals, to the end that the Board may be competently and objectively advised whether a proposal would be in the best interests of the Company, its shareholders, employees and customers, and the communities which it serves and to participate in such other actions regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives.

	1.	Cash Severance

	In view of the foregoing and in consideration of your agreement to remain employed with the Company, the Company will pay you as termination compensation a single sum amount, determined as provided below, in the event that within three years after a Change of Control of the Company your employment with the Company (i) is terminated by the Company during the Term (as defined below in section 6.3) (other than (a) for Cause (as hereafter defined) or (b) due to Disability or your death) or (ii) is terminated by you for Good Reason (as hereafter defined), such payment to be made within five (5) business days of the effective date of any such termination. Your employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by you for Good Reason (a) if you reasonably demonstrate that your employment was terminated prior to a Change of Control without Cause (1) at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control (or who has taken other steps reasonably calculated to effect a Change of Control) or (2) otherwise in connection with, as a result of or in anticipation of a Change of Control, or (b) if you terminate your employment for Good Reason prior to a Change of Control and you reasonably demonstrate that the circumstance(s) or events(s) which constitute such Good Reason occurred (1) at the request of such Person or (2) otherwise in connection with, as a result of or in anticipation of a Change of Control. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute your consent to, or a waiver of your rights with respect to, any act or failure to act constituting Good Reason hereunder. The single sum compensation so payable shall be equal to 299.9% of the sum of (i) the highest annual rate of base salary paid or payable to you during the thirty-six (36) month period immediately preceding the month in which the Change of Control occurred, and (ii) the highest annual bonus paid or determined payable to you during such thirty-six (36) month period.

	2.	Other Severance.

	In addition, in the event your employment with the Company terminates as described in Section 1 above, within three years after a Change of Control of the Company:

	(a)	If you have any awards of Dividend Equivalents outstanding (a)
at the date of termination of your employment any such awards will be accelerated and be payable to you as follows:

		(i)		Actual annual performance will be calculated to the
end of the calendar year (s) prior to the date of
termination of your employment;

		(ii)		Performance for the years remaining in an Award Period
which end after the date of termination of your
employment will be deemed to be sufficient such that
100% of all the performance measures would have been
achieved; and

		(iii)		Payout will be made no later than 60 days from the
date of termination of employment by calculating the amount due using the above assumptions in the methodology prescribed in the Dividend Equivalent
Award.

	(b)	Your participation in and rights and benefits under the
Retirement Plan for Employees of The Montana Power Company, any corresponding Plan of a subsidiary company or any other successor retirement or pension plan adopted by the Company
("the Plan") shall be governed by the terms of the Plan;
provided, however that you shall be paid, at the same time that benefit payments are distributed to you under the Plan, an additional supplemental retirement benefit in cash equal in amount to the excess (if any) of (i) the benefit payable to you under the Plan calculated, for this purpose only, (A) as if you had reached your Normal Retirement Date (as hereinafter defined) on your date of termination, (B) as if you had become a member of the Plan on or after January 1, 1985, all in accordance with the terms and provisions of the Plan (other than as modified herein) in existence on the date of any Change of Control or related Potential Change of Control, whichever would produce the highest benefit, and (C) assuming the benefit so determined, as modified under (A) and (B) of this clause, shall be first reduced by 4.545% for each year or fraction thereof by which you are younger than age 62, over (ii) your actual benefit under the Plan.

	(c)	To the extent the plans so provide, you shall be eligible to continue participation in the Company's life insurance plan, health plan, dental plan and disability plan and other welfare benefit plans, as each shall have been in effect immediately prior to any Potential Change of Control, for three years after the termination of your employment, provided, however, that in the event you are ineligible (or become ineligible) under the terms of any such plan to continue to so participate, the Company shall provide through other sources substantially equivalent benefits until the earlier of three years after termination or your Normal Retirement Date (it being understood that death benefits payable under the life insurance plan may continue to be paid beyond such three year period). At the earlier of three years after termination or your Normal
Retirement Date, the Company shall provide, at no cost to you, a permanent, fully paid life insurance policy in the amount of $5,000.

	3.	Special Reimbursement

	In the event that you become entitled to payments and/or benefits under this agreement, if any payment or benefits paid or payable, or received or to be received, by you or on your behalf in connection with a Change of Control or termination of your employment, whether any such payments or benefits are pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Company, any of its subsidiaries, any Person, or otherwise(the "Total Payments") will or would be subject to the excise tax imposed by Section 4999 of the Code, or any successor or similar provision thereto (the "Excise Tax"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payments provided for in this Section 5, but before deduction for any federal, state or local income tax on the Total Payments, shall be equal to the Total Payments.

	3.1	For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

	(a)	the Total Payments shall be treated as "parachute payments"
within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section
280G(b)(1) of the Code shall be treated as subject to the Excise
Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors (and reasonably acceptable to you), such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments
(in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section
280G(b)(4)(B) of the Code or are otherwise not subject to the Excise Tax;

	(b)	the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections
280G(d)(3) and (4) of the Code.

	3.2	For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up
Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-
Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
 In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided above for repayments) at the time that the amount of such excess is finally determined. You and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to any payments received by you from the Company or otherwise in connection with any Change of Control or termination of your employment.

	3.3	The Gross-Up Payment or portion thereof provided for above shall be paid not later than the thirtieth day following the date of your termination, provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined by the Company's independent auditors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after the date of your termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

	4.	Certain Definitions

	4.1	For purposes of this agreement, a "Change of Control" means and shall be deemed to occur if:

	(a)	the Shareholders of the Company approve the dissolution or
liquidation of the Company; or

	(b)	the Shareholders of the Company approve a reorganization,
merger, or consolidation of the Company, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were "beneficial owners" (as defined below), immediately prior to such reorganization, merger or consolidation, of the combined voting power of the Company's then outstanding securities beneficially own, directly or indirectly, immediately after any such reorganization, merger or consolidation, more than eighty percent (80%) of the combined voting power of the securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to any such reorganization, merger or consolidation, of the combined voting power of the Company's securities; or

	(c)	there occurs the sale, exchange, transfer, or other disposition of shares of stock of the Company (or shares of the stock of any Person (as hereafter defined) that is a shareholder of the Company) in one or more transactions, related or unrelated, to one or more Persons if, as a result of such transactions, any Person is or becomes the "beneficial owner" (as defined in Rule
13d-3 under the Securities Exchange Act of 1934 (the "Exchange
Act")), directly or indirectly, of securities of the Company
(not including in the securities beneficially owned by such Person(s) any securities acquired directly from the Company) representing more than 20% of the combined voting power of the then outstanding stock of the Company; or

	(d)	there occurs any transaction which the Company is required to disclose pursuant to Item 1(a) of Form 8-K (as filed pursuant to Rule 13a-11 or Rule 15d-11 of the Exchange Act); or

	(e)	during any period of twenty-four (24) consecutive months (not including any period prior to December 31, 1995), individuals who constitute the Board at the beginning of such period(the
"Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Company or an affiliate of the Company to effect a transaction described in clauses (a),
(b), (c), (e), or (f) of this definition or any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) or other actual or threatened solicitations of proxies or consents) subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office and comprising the Incumbent
Board at the beginning of such period or whose election or nomination for election was previously so approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board; or

	(f)	there occurs the sale of all or substantially all the assets of the Company; for purposes of this clause (f) the sale of subsidiaries or assets having a fair market value in excess of $100,000,000, shall be deemed conclusively to constitute a sale or other dispositions of substantially all the assets of the Company if (i) such assets constitute an entire line of business of the Company (such as, for example, coal mining, lignite mining or oil and gas) and (ii) if you are an employee of or your work substantially relates to the subsidiary or line of business which is sold; provided however, that a sale and leaseback of an asset in a financing transaction is not a sale hereunder.

	Notwithstanding the foregoing, a Change of Control shall not include any event, circumstance or transaction which results from the action (excluding your employment activities with the Company or any of its subsidiaries) of any Person or group of Persons which includes, is directly affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which you actively participate.

	4.2	For purposes of this agreement, "Potential Change of Control"
shall mean and be deemed to have occurred if:

		(i) 	the Company commences negotiations in respect of or enters
into an agreement, the consummation of which would result in occurrence of a Change of Control;

		(ii)	the Company or any Person publicly announces an intention
to take actions which, if consummated, would constitute a Change of Control; and/or

		(iii) any Person becomes the "beneficial owner" (as defined above), directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities, or any Person increases such Person's beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such Person on December 31, 1995.

	4.3	For the purposes of this agreement, unless the context requires otherwise, "Company" shall mean and include The Montana Power Company and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this agreement by operation of law or otherwise (except in determining whether or not any Change of Control has occurred in connection with such succession).

	4.4	For purposes of this agreement, "Person" shall mean and include any individual, corporation, partnership, group, association or other
"person," as such term is used in Section 3(a) (9) of the Exchange Act, as modified and use in Sections 13(d) and 14(d) there of, other than (i) the Company, or any subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan(s) sponsored by the Company or any such subsidiary (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

	4.5	For purposes of this agreement, "Normal Retirement Date" shall have the meaning set forth in the Plan.

	4.6	For purposes of this agreement, "Disability" shall mean and be deemed the reason for the termination by the Company of your employment, if, as a result of your incapacity due to physical or mental illness, (i) you shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, (ii) the Company gives you a notice of termination for Disability, and (iii) within thirty 30 Days after such notice of termination is given, you do not return to the full-time performance of your duties.

	4.7	For purposes of this agreement, "Cause" shall mean (i) the
willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or Chief Executive Officer or President of the Company which demand specifically identifies the manner in which such executive believes that you have not substantially performed your duties or (ii) the continued and willful engaging by you in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries, monetarily or otherwise; provided that no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company's Chief Executive Officer or other duly authorized senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company and its subsidiaries. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice of any such meeting is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.

	4.8	For purposes of this agreement, "Good Reason" shall mean the occurrence (without your prior express written consent) of any of the following acts or failure to act:

	(a)	the assignment to you of any duties inconsistent with your
positions, duties, responsibilities and status with the Company immediately prior to any Potential Change of Control, or an adverse and substantial change in your reporting responsibilities, titles, or offices or any removal of you from or any failure to re-elect you to any of such positions or offices, as you may hold immediately prior to any such Potential
Change of Control, except in connection with the termination of your employment for disability, retirement or as a result of your death, or by you other than for Good Reason;

	(b)	the reduction by the Company in your rate of salary per annum as in effect immediately prior to any Potential Change of Control;

	(c)	a failure by the Company to continue in effect any retirement or benefit plan of the Company (including, but not limited to the Plan, the Deferred Savings and Employee Stock Ownership Plan, the Long-Term Incentive Plan, executive bonus plan, deferred compensation plan, supplemental or excess benefit plan, benefit restoration plan or similar plan of the Company) in which you are participating immediately prior to any Potential Change of Control, substantially in the form then in effect, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or arrangement) has been made with respect to such plan, or the failure by the Company or a subsidiary to continue your participation therein (or in such substitute or alternative plan or arrangement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Potential Change of Control;

	(d)	the failure by the Company to continue you and, if applicable, your family's participation in any life insurance plan, retiree or other medical plan, accident plan, hospitalization plan, health plan, dental plan, disability plan or other welfare benefit plan) in which you (or if applicable your family) are participating immediately prior to a Change of Control, or any successor to any such plans, at at least the same participation and benefit level to which you were entitled immediately prior to such Potential Change of Control, the taking of any action by the Company or a subsidiary which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefits enjoyed by you at the time of the Potential Change of Control, or the failure by the Company or a subsidiary to provide you with the number of paid vacation days to which you are entitled in accordance with the Company's or a subsidiary's normal vacation policy in effect at the time of the Potential Change of Control;

	(e)	the relocation of the office or place where you normally report for work to a location more than twenty (20) miles distant from the location where you normally reported for work immediately prior to the Potential Change of Control, except for required travel in respect of the Company's business to an extent substantially consistent with your business travel obligations as of the date of any Potential Change of Control;

	(f)	the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Company in accordance with the Company's normal vacation policy as in effect immediately prior to any Potential Change of Control;

	(g)	the failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement; and/or

	(h)	a termination by you for any reason during the thirty (30) day period immediately following the first anniversary of any Change of Control, unless your Normal Retirement Date will occur within six months of such anniversary.

	5.	Legal Fees.	If at any time you shall (i) institute legal
proceedings to enforce any of the provisions of this agreement, and without regard to whether or not, as a result thereof, you become entitled to monetary or other relief from the Company (whether by way of judgment, settlement or otherwise), or (ii) become involved in any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment provided to you, the Company shall, in addition to paying or otherwise providing any such or other relief, reimburse you for all reasonable expenses incurred by you resulting from or in connection with such audit or proceedings, including (without limitation) your attorneys' fees and expenses, except in the case of (i) above if a court determines that your initiation of or legal position in such legal proceedings was frivolous or advanced in bad faith. Any monetary relief to which you shall become entitled shall bear interest at the highest legal rate allowable from the date of termination of your employment. The Company also agrees to reimburse you for all reasonable expenses, including (without limitation) your attorneys' fees and expenses , incurred by you in connection with litigation concerning this agreement instituted by third parties, whether on behalf of the Company or not. The Company agrees that litigation concerning this agreement, whether instituted by you, the Company, or third parties, shall not be grounds for withholding payment to you of the termination compensation and other benefits provided for herein or elsewhere and such termination compensation and other benefits shall be paid to you notwithstanding such litigation.

	6.	Miscellaneous.

	6.1	The termination compensation and other benefits provided herein are in lieu of, and not in addition to, compensation and benefits provided to other employees by The Montana Power Company Termination Benefits Upon Change of Control Policy. The Company agrees that you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this agreement. Further, the amount of any payment or benefit provided for by this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by you to the Company or any of its subsidiaries, or otherwise.

	6.2	This agreement shall be binding upon and inure to the benefit of you and your estate and the Company and any successor of the Company.

	6.3	This agreement shall be effective on the date hereof and shall continue in effect through December 31, 1998; provided, however, that commencing on January 1, 1998 and each January 1 thereafter the term of this agreement shall be extended for additional one year periods unless, prior to June 30 of the preceding year you or the Company shall have given written notice to the other that this agreement shall not be so extended; provided, further, however, that if a Change of Control occurs during the initial term, or any extension term, of this agreement, the agreement shall continue in full force and effect for a period of not less than thirty-six (36) months beyond the month in which the Change of Control occurred (the
"Term"). This binding severance agreement is not and should not be characterized as a contract of employment.

	6.4	Prior to a Change of Control, and except as otherwise provided herein, this agreement does not impose on the Company any obligation to change or not to change the status of your employment, or to change or not to change any policies or practices regarding conditions of employment or termination of employment.

	6.5	This agreement shall be governed by the laws of the state of
Montana without regard to the principles of conflict of laws thereof.

	6.6	You shall hold in a fiduciary capacity for the benefit of the
Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by direct or indirect acts by you in violation of this agreement). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event, however, shall an asserted violation of the provisions of this Section 6.6 constitute a basis for deferring or withholding any amounts otherwise payable to you under this agreement.

	If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

						Very truly yours,


						THE MONTANA POWER COMPANY


\s\Daniel T. Berube


						   Chairman of the Board
AGREED:





Schedule to Exhibit 10 (a)(v)

Agreements entered into on January 1, 1996, with Daniel T. Berube, Robert P. Gannon, Jerrold P. Pederson, Arthur K. Neill, Richard F. Cromer, Michael E. Zimmerman, and Pamela K. Merrell. All of these agreements are identical in material aspects.

Another agreement with Jack Haffey was entered into on October 3, 1996 and is an identical agreement as the above agreements, except that the agreement's definition of change of control, Section 4.1 (f) includes only a sale of all or substantially all of the assets of the Company, where as the other agreements include sales of portions of the business as well as the sale of all or substantially all of the Company's assets.

									Exhibit  10(a)(v)

						January 1, 1996












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